Exhibit 4.2

AK STEEL CORPORATION,

as Company

AND

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

TENTH SUPPLEMENTAL INDENTURE

Dated as of January 29, 2020

to

Indenture

Dated as of May 11, 2010

6.375% Senior Notes due 2025

TENTH SUPPLEMENTAL INDENTURE (this “Tenth Supplemental Indenture”), dated as of January 29, 2020, between AK Steel Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company, AK Steel Holding Corporation, a Delaware corporation, as parent guarantor (the “Parent Guarantor”), and the Trustee executed and delivered an Indenture, dated as of May 11, 2010 (the “Base Indenture”), as supplemented by the Eighth Supplemental Indenture, dated August 9, 2017 (the “Eighth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Parent Guarantor, AK Tube LLC, a Delaware limited liability company, AK Steel Properties, Inc., a Delaware corporation, and Mountain State Carbon, LLC, a Delaware limited liability company, and the Trustee, relating to the Company’s 6.375% Senior Notes due 2025 (the “Notes”); and

WHEREAS, $270,232,000 aggregate principal amount of the Notes is currently outstanding; and

WHEREAS, Section 11.02 of the Base Indenture provides, among other things, that the Company and the Trustee may amend the Indenture and the Notes with the written consent of the holders of the Notes (the “Holders”) of a majority in Principal amount of the outstanding Notes affected by such amendment (subject to certain exceptions); and

WHEREAS, the Company proposes to amend the Indenture with respect to the Notes and has been soliciting consents (the “Consent Solicitation”) to this Tenth Supplemental Indenture from certain of the Holders, upon the terms and subject to the conditions set forth in the Offering Memorandum and Consent Solicitation Statement (herein so called) of Cleveland-Cliffs Inc. (“Cliffs”) and the Company, dated January 14, 2020 (which, including any amendments, modifications or supplements thereto, governs the Consent Solicitation with respect to the Notes); and

WHEREAS, the Company has received and delivered to the Trustee evidence of the consent of the Holders of at least a majority of the Principal amount of the Notes (excluding any Notes owned by the Parent Guarantor, the Company or any of their affiliates), and has delivered to the Trustee, simultaneously with the execution and delivery of this Tenth Supplemental Indenture, an Opinion of Counsel, relating to this Tenth Supplemental Indenture as contemplated by Sections 11.05, 13.03 and 13.04 of the Base Indenture, and an Officers’ Certificate, relating to this Tenth Supplemental Indenture as contemplated by Sections 13.03 and 13.04 of the Base Indenture; and

WHEREAS, all things necessary to make this Tenth Supplemental Indenture a legal and binding supplement to the Indenture in accordance with its terms and the terms of the Indenture have been done; and

WHEREAS, the Company has complied with all conditions precedent provided for in the Indenture relating to this Tenth Supplemental Indenture; and

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Tenth Supplemental Indenture for the purpose of amending the Base Indenture and the Eighth Supplemental Indenture and the Notes in certain respects as permitted by Section 11.02 of the Base Indenture and Section 9.03 of the Eighth Supplemental Indenture.

NOW, THEREFORE,

For and in consideration of the premises stated herein, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of the Holders of the Notes, as follows:

ARTICLE I

SCOPE OF TENTH SUPPLEMENTAL INDENTURE

Section 1.01. Scope. This Tenth Supplemental Indenture constitutes a supplement to the Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by the Eighth Supplemental Indenture and this Tenth Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this Tenth Supplemental Indenture shall only apply to the Notes.

ARTICLE II

DEFINITIONS

Section 2.01. Definitions and Other Provisions of General Application. For all purposes of this Tenth Supplemental Indenture, unless otherwise specified herein:

(a)    All terms used in this Tenth Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base Indenture and the Eighth Supplemental Indenture, as applicable;

(b)    The provisions of general application stated in Section 1.04 of the Base Indenture shall apply to this Tenth Supplemental Indenture, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Tenth Supplemental Indenture as a whole and not to the Base Indenture or any particular Article, Section or other subdivision of the Base Indenture or this Tenth Supplemental Indenture.

ARTICLE III

AMENDMENTS TO INDENTURE AND NOTES

Section 3.1 Amendments to Indenture.

(a)    With respect to the Notes only, the Base Indenture and the Eighth Supplemental Indenture, as applicable, are hereby amended pursuant to Section 11.02 of the Base Indenture and in compliance with Section 9.03 of the Eighth Supplemental Indenture by deleting the following Sections of the Base Indenture or the Eighth Supplemental Indenture, as applicable, and all references and definitions related thereto in their entirety (collectively, the “Proposed Amendments”):

•	Section 4.05 of the Base Indenture (“Restrictions on the Activities of the Parent Guarantor”);

•	Section 5.01 of the Base Indenture (“When Company and Parent Guarantor May Merge, Etc.”);

•	Section 6.03 of the Base Indenture (“Reports by the Company”);

•	Section 7.01(c) of the Base Indenture (“Events of Default”);

•	Section 7.01(d) of the Base Indenture (“Events of Default”);

•	Section 7.01(e) of the Base Indenture (“Events of Default”);

•	Section 4.01 of the Eighth Supplemental Indenture (“Redemption Upon Change of Control”);

•	Section 5.01 of the Eighth Supplemental Indenture (“Limitation On Liens”);

•	Section 5.02 of the Eighth Supplemental Indenture (“Limitation on Subsidiary Debt”);

•	Section 5.03 of the Eighth Supplemental Indenture (“Limitation on Sale and Leaseback”); and

•	Section 7.02 of the Eighth Supplemental Indenture (“Defaults and Remedies – Additional Provisions”).

(b)    With respect to the Notes only, Section 3.02 of the Base Indenture is hereby amended pursuant to Section 11.02 of the Base Indenture and in compliance with Section 9.03 of the Eighth Supplemental Indenture by replacing references to “30 days” with “three Business Days.”

Section 3.2 Amendments to Notes. The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Base Indenture and the Eighth Supplemental Indenture effected by this Tenth Supplemental Indenture.

ARTICLE IV

WAIVERS

Section 4.1 Waiver of Defaults. As permitted by Section 7.04 of the Base Indenture, any and all Defaults and Events of Default arising therefrom under the Base Indenture (other than nonpayment of the principal of, premium, if any, or interest on any Note or in respect of a covenant or provision of the Base Indenture or Eighth Supplemental Indenture that pursuant to Article 11 of the Base Indenture or Article 9 of the Eighth Supplemental Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note) relating to any of the covenants to be amended by the Proposed Amendments, which include any that may have resulted in connection with, or may result from and after the consummation of, the Merger or the Exchange Offers (each as defined in the Offering Memorandum and Consent Solicitation Statement), are hereby irrevocably waived.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1 Governing Law. The laws of the State of New York shall govern this Tenth Supplemental Indenture and the Notes.

Section 5.2 Successors. All agreements of the Company in this Tenth Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Tenth Supplemental Indenture and the Notes shall bind its successors.

Section 5.3 Duplicate Originals. All parties may sign any number of copies of this Tenth Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Tenth Supplemental Indenture via telecopy or other form of electronic transmission.

Section 5.4 Severability. In case any one or more of the provisions in this Tenth Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable in any respect or for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 5.5 Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Tenth Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Tenth Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Tenth Supplemental Indenture and to perform its obligations hereunder.

Section 5.6 Effectiveness. The provisions of this Tenth Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, except as set forth below, the provisions of this Tenth Supplemental Indenture shall become operative with respect to the Notes only upon the closing of the Consent Solicitation and the related Exchange Offer, and at such time that the following conditions are satisfied or otherwise waived, if applicable, by Cliffs or the Company (collectively, the “Conditions”): (1) Cliffs shall have delivered to The Depository Trust Company for the Eligible Holders (as defined in the Offering Memorandum and Consent Solicitation Statement) of such Notes the aggregate amount to be paid to such Eligible Holders as Consent Payments (as defined in the Offering Memorandum and Consent Solicitation Statement), upon the terms and subject to the conditions in the Offering Memorandum and Consent Solicitation Statement in respect of the consents validly delivered and not revoked thereunder, and Cliffs or the Company shall have notified the Trustee in writing that such delivery has been made, which condition cannot be waived by Cliffs or the Company, (2) the Notes that are validly tendered (and not validly withdrawn) have been accepted for exchange by Cliffs in accordance with the terms of the Offering Memorandum and Consent Solicitation Statement, and (3) the other conditions to the Consent Solicitation set forth in the Offering Memorandum and Consent Solicitation Statement, including the consummation of the Merger, have been satisfied, with the result that the Proposed Amendments shall have no force or effect, unless and until all of the Conditions have been satisfied, and all terms and conditions as set forth in the Indenture immediately prior to the execution of this Tenth Supplemental Indenture shall continue to govern. Notwithstanding the foregoing, the deletion of Section 4.01 of the Eighth Supplemental Indenture (“Redemption Upon a Change of Control”) and all references and definitions relating thereto shall only become operative if, prior to the closing of the Consent Solicitation and the related Exchange Offer and upon satisfaction of all Conditions, no Change of Control Repurchase Event has occurred. The Company shall notify the Trustee promptly upon the occurrence of such closing and satisfaction of all Conditions or promptly after the Company shall determine that the satisfaction and/or waiver, as applicable, of such Conditions, or the closing, will not occur.

Section 5.7 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Tenth Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited, as provided in the Tenth Supplemental Indenture, dated as of January 29, 2020. Reference is hereby made to such Tenth Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 5.8 Trust Indenture Act Controls. If any provision of this Tenth Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this Tenth Supplemental Indenture by the Trust Indenture Act, the required or deemed provision shall control.

Section 5.9 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed as of the day and year written above.

AK STEEL CORPORATION
as the Company

By:	/s/ Joseph C. Alter
Name:	Joseph C. Alter
Title:	Vice President, General Counsel and Corporate Secretary

Signature Page to Tenth Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION
as Trustee

By:	/s/ William E. Sicking
Name:	William E. Sicking
Title:	Vice President & Trust Officer

Signature Page to Tenth Supplemental Indenture